Exhibit 4.160

Execution Copy

PARENT COMPANY GUARANTEE

This Guarantee (this "Guarantee") is made as of November 29, 2010, by Nevada Geothermal Power Inc., a corporation formed under the laws of the Province of British Columbia, Canada ("Guarantor"), in favor of (i) Crump Geothermal Power Company LLC, a Delaware limited liability company ("CGC" or the "Company") and (ii) Ormat Nevada Inc., a Delaware corporation ("Ormat").

WHEREAS, Guarantor owns, indirectly through other wholly owned subsidiaries, all of the issued and outstanding shares in NGP (Crump 1) ("NGP"), a Nevada corporation;

WHEREAS, Guarantor and Ormat have entered into that certain Letter Agreement dated as of October 29, 2010 (the Letter Agreement") pursuant to which the parties thereto agreed to form CGC in order (i) to engage in the exploration, development, permitting, drilling, financing, construction, owning, operation and maintenance of the Project (as defined in the Letter Agreement); (ii) to engage in the transactions contemplated by and to give effect to the Letter Agreement and the Company's material project agreements and other material contracts; (iii) to engage in the business of generating and supplying electricity from the Project, and the sale of all other ancillary or related products, including, without limitation, environmental or other attributes resulting from or associated with the operation of the Project and the sale of electricity therefrom; and (iv) to engage in any lawful act or activity, enter into any agreement and to exercise any powers permitted to limited liability companies organized under the Act that are incidental to or necessary, suitable or convenient for the accomplishment of the purposes specified above;

WHEREAS, Guarantor wishes to hold its share of the equity interest in the Company indirectly through NGP and is willing to guarantee any and all of the payment and performance obligations of NGP under the Letter Agreement and the limited liability company agreement of CGC (the "CGC LLC Agreement");

WHEREAS, Ormat Nevada is willing to accept NGP as a member of CGC in lieu of the Guarantor, subject to the Guarantor's execution and delivery of this Guarantee; and

WHEREAS, Guarantor will benefit, directly or indirectly, from the transactions contemplated under the Letter Agreement and the CGC LLC Agreement and is therefore willing to execute this Guarantee.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Letter Agreement.

2. Guarantee. Guarantor hereby irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to CGC and Ormat the full and punctual payment and performance by NGP of any and all obligations of every nature whatsoever to be made or performed by NGP under the Letter Agreement and the CGC LLC Agreement as and when required to be made or performed under such agreements, in all respects in accordance with the terms of the Letter Agreement and the CGC LLC Agreement (all of such obligations so guaranteed, the "Guaranteed Obligations"). This Guarantee is in no way conditioned upon any requirement that CGC first attempt to enforce any of the Guaranteed Obligations against NGP, any other guarantor of the Guaranteed Obligations or any other person or entity or resort to any other means of obtaining payment or performance of any of the Guaranteed Obligations. In the event of a default by NGP in the payment or performance of any Guaranteed Obligation, which default continues after the expiration of all applicable notice and cure periods provided in the Letter Agreement or CGC LLC Agreement, Guarantor, subject to and without limitation of the Guarantor's rights under Section 3 hereof, shall pay or perform, or shall cause to be paid or performed, such Guaranteed Obligations promptly upon receipt of a written notice of NGP's default making demand for payment or performance from Guarantor.

3. Obligations Unconditional.

a. The obligations of Guarantor under Section 2 hereof are absolute and unconditional irrespective of (i) the lack of value, lack of genuineness, invalidity, irregularity or unenforceability of any part of the Letter Agreement or the CGC LLC Agreement, (ii) any claim of unenforceability of the Letter Agreement or the CGC LLC Agreement resulting from a lack of authority or power of any signer of such agreements, (iii) the insolvency, bankruptcy, receivership, reorganization, dissolution or liquidation of NGP, any other circumstance whatsoever (excluding valid defenses of NGP under the terms of the Letter Agreement or CGC LLC Agreement) which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including the defenses set forth in Section 3(b). CGC and Ormat acknowledge and agree that Guarantor's undertakings and obligations hereunder are derivative of, and shall in no event be in excess of, NGP's obligations under the Letter Agreement or the CGC LLC Agreement as they may exist from time to time. For greater certainty, the rights of Ormat or CGC to enforce the Guarantor's obligations under this Guarantee against the assets of the Guarantor shall be limited to the Guarantor's ownership of the shares of NGP, and under no circumstances shall Ormat or CGC have recourse against any other assets of the Guarantor.

b. Without limiting the foregoing, Guarantor hereby agrees that none of the following events or circumstances shall constitute a release or discharge of the Guarantor:

i. Any amendment to, compromise, settlement, release, change, modification or termination of any of the covenants, terms or agreements of NGP set forth in the Letter Agreement or the CGC LCC Agreement;

ii. the waiver by NGP of the payment, performance or observance of any of the covenants, terms or agreements of CGC set forth in the Letter Agreement or the CGC LLC Agreement;

iii. the modification, postponement or extension of time signed by CGC, Ormat and NGP for payment of any amounts due or of the time for performance of any of the covenants, terms or agreements of NGP set forth in the Letter Agreement or the CGC LLC Agreement;

iv. the failure or omission on the part of CGC or Ormat to enforce, ascertain or exercise (or any delay in enforcing, ascertaining, or exercising) any right, power or remedy under or pursuant to the terms of the Letter Agreement or the CGC LLC Agreement;

v. the partial or entire release of any guarantor, maker or other party primarily or secondarily liable or responsible for the payment, performance and observance of any other covenants, terms or agreements set forth in the Letter Agreement or the CGC LLC Agreement or any extension, waiver, amendment or anything whatsoever which may release a guarantor (other than payment or performance in full);

vi. any assignment of this Guarantee in whole or in part in connection with any permitted assignment of the Guaranteed Obligations or any permitted assignment of the Letter Agreement or the CGC LLC Agreement (or the equity in CGC);

vii. diligence, promptness, presentment or suit by CGC or Ormat in the enforcement of the Guaranteed Obligations;

viii. any requirement that CGC or Ormat exhaust any right, power or remedy or proceed against NGP under the Letter Agreement or the CGC LLC Agreement or any other agreement or instrument referred to therein, or against any other Person or property, or exhaust any other right, power or remedy;

ix. any claim or defense that CGC or Ormat have impaired any right of Guarantor against NGP or any other Person by way of reimbursement, contribution, subrogation or otherwise;

x. any defense based on an election of remedies;

xi. any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of CGC or Ormat or any other Person, or the failure of CGC or Ormat to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of NGP or any other Person;

xii. any defense based on any act, failure to act, delay or omission on the part of NGP to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Letter Agreement or the CGC Letter Agreement;

xiii. any duty on the part of CGC or Ormat to disclose to Guarantor any facts CGC or Ormat may now or hereafter know about NGP, regardless of whether CGC has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or have reason to believe that such facts are unknown to Guarantor, or have a reasonable opportunity to communicate such facts to Guarantor,

xiv. any right to require CGC, Ormat or any Person acting for or on behalf of CGC to marshal any assets or any costs in favor of the Guarantor or in payment of any Guaranteed Obligations.

4. Bankruptcy; Reinstatement.

a. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of NGP, or by any defense which NGP may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding. Guarantor hereby irrevocably waives, to the extent it may do so under applicable law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the United States Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any bankruptcy, reorganization, insolvency, receivership, liquidation or arrangements of NGP.

b. This Guaranty and the obligations of Guarantor hereunder shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that for any reason any payment or performance by or on behalf of Guarantor in respect of the Guaranteed Obligations is rescinded or otherwise restored to Guarantor or NGP, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as if such payment had not been made, and Guarantor agrees that it will indemnify CGC and Ormat and their respective successors and assigns, on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by CGC and Ormat and their respective successors and assigns in connection with any such rescission or restoration.

5. Subrogation; Subordination.

a. Guarantor hereby agrees that until the earlier of (i) payment in full or the performance of all, of the Guaranteed Obligations and (ii) the termination of the Letter Agreement and the CGC LLC Agreement (and termination or dissolution of the Company) it shall not exercise any right or remedy arising by reason of any payment or performance by it of its guarantee in Section 2 hereof whether by subrogation or otherwise, against NGP or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

b. Except as otherwise specifically provided in this Guaranty, all existing and future indebtedness of, or other obligations owed by, NGP to Guarantor is hereby subordinated to all Guaranteed Obligations. Without the prior written consent of CGC and Ormat, such subordinated indebtedness (including interest thereon) shall not be paid or withdrawn in whole or in part, nor shall Guarantor accept any payment of or on account of any such indebtedness while this Guaranty is in effect. Any payment by NGP in violation of this Guaranty shall be received by Guarantor in trust for CGC and Ormat, and Guarantor shall cause the same to be paid to CGC or Ormat immediately upon demand. Guarantor shall not assign all or any portion of such indebtedness while the Guaranty remains in effect except upon prior written notice to CGC and Ormat and pursuant to an agreement by which the assignee of any such indebtedness agrees that the assignment is made subject to the terms of this Guaranty, and that any attempted assignment of such indebtedness in violation of the provisions hereof shall be void. Nothing in this Section 5(b) shall apply to any repayment of existing or future indebtedness or obligation, distribution, withdrawal of capital or any other payment of any kind or nature whether in cash, in kind, or otherwise, that is permitted to be made to Guarantor or any of its Affiliates pursuant to and in accordance with the Letter Agreement and the CGC LLC Agreement.

6. Representations. Guarantor hereby represents and warrants as follows:

a. Guarantor (i) is a duly organized and validly existing corporation in good standing under the laws of the Province of British Columbia, Canada, and (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged;

b. Guarantor has the corporate power to execute, deliver and carry out the terms and provisions of this Guarantee and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guarantee. This Guarantee has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor's rights generally and the application of general principles of equity);

c. Neither the execution, delivery or performance by Guarantor of this Guarantee nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will (i) violate any provision of the charter and by-laws of Guarantor, (ii) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or authority or require the authorization or approval of or any filing with any such instrumentality or authority, or (iii) conflict or be inconsistent with, or result in any breach of, any of the material terms, covenants, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon or assignment of any of the material property or assets of Guarantor pursuant to the terms of any agreement or other instrument to which Guarantor is a party or by which it or any of its property or assets is bound or to which it is subject;

d. There are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened in writing against or affecting Guarantor before any court or before any governmental or administrative body or agency of which there is a likelihood that the outcome will materially and adversely affect its ability to perform its obligations hereunder;

e. Guarantor is not, as of the date of this Guarantee, on either an unconsolidated basis or a consolidated basis with any affiliate, insolvent as such term is used or defined in any bankruptcy, insolvency or similar law. Guarantor is not executing this Guaranty with any intention to hinder, delay or defraud any present or future creditor or creditors of Guarantor.

7. Remedies and Limitation of Liability. The remedies herein are cumulative and are not exclusive of any remedies provided by law. In the event Guarantor fails to pay or perform any of its obligations hereunder, including the failure to make payment when due, each of CGC and Ormat may avail itself of any available remedies, at law or in equity, to enforce its rights hereunder.

8. Demand by CGC or Ormat. CGC or Ormat shall have the right, in its sole judgment and discretion, from time to time, but subject to the terms of this Guarantee, including Section 2 and Section 3(a) hereof, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts due under this Guarantee, or for the performance of any nonmonetary Guaranteed Obligation owed to CGC or Ormat pursuant to this Guarantee, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary Guaranteed Obligations, as CGC or Ormat may determine.

9. Successors and Assigns. The guarantee hereunder is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising and shall inure to the benefit of the respective successors and assigns of CGC and Ormat and be binding upon Guarantor and its successors and assigns; provided, however, that Guarantor may not make an assignment or other transfer of this Guarantee or any interest herein or obligation hereunder by operation of law or otherwise unless it has obtained the prior written consent of CGC and Ormat to such assignment or other transfer.

10. Notices. All notices to Guarantor, CGC, or Ormat required to be served under this Guarantee shall be addressed as follows:

If to Guarantor:

Nevada Geothermal Power Inc.
900 – 409 Granville Street
Vancouver, BC V6C 1T2
Attention: Brian D. Fairbank
Facsimile: 604-689-5926 ]

If to CGC:

Crump Geothermal Company LLC
c/o Ormat Nevada Inc.
6225 Neil Road
Reno, NV 89511-1136
Attention: President
Facsimile: 775-356-9039

If to Ormat:

Ormat Nevada Inc.
6225 Neil Road
Reno, NV 89511-1136
Attention: President
Facsimile: 775-356-9039

or at such other address as either party may from time to time designate in writing. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a "Notice"), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile or other electronic transmission, directed to the intended recipient at the address set forth above or at such other address as a party may hereafter may designate to the others in accordance with a Notice under this Section. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth business day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second business day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or other electronic transmission or, if such date of receipt is not a business day, the next business day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a business day or later than 5:00 p.m. on a business day shall be deemed to be received on the next business day.

11. No Waiver: Amendments. No failure on the part of CGC or any of its agents, or of Ormat, to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by CGC or any of its agents or Ormat of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No amendment of this Guarantee shall be effective unless the same shall be in writing and signed by Guarantor, CGC and Ormat. No waiver of any provision of this Guarantee shall be effective unless signed by Guarantor, CGC and Ormat.

12. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT FOR ITS CONFLICT OF LAWS PROVISIONS WHICH MAY DIRECT THE APPLICATION OF ANOTHER JURISDICTION'S LAWS.

13. Judicial Proceedings: Waiver of Jury Trial.

a. Any judicial proceeding brought against the Guarantor hereunder may be brought in or removed to any state or federal court in New York, as either CGC or Ormat may elect and, by execution and delivery of this Guarantee, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction and venue of the aforesaid courts. The Guarantor hereby irrevocably designates, appoints and empowers and hereby confers an irrevocable special power, ample and sufficient to Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, NY, 10036 , as its designee, appointee and agent with respect to any action or proceeding in Nevada to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding and (agrees that the failure of such agent to give any advice of any such service to such party) shall not impair or affect the validity of such service of any claim based thereon. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in the state of New York on the terms and for the purposes of this provision satisfactory to CGC and Ormat. Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing copies thereof by certified mail, postage prepaid, to Guarantor, at its address set forth in Section 10, or in any other manner permitted by applicable law.

b. Guarantor hereby irrevocably waives any objection which it may now or hereafter have to be laying of venue of any of the aforesaid actions or proceedings arising our of or in connection with this Guarantee brought in the courts referred to in Section 13(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

c. GUARANTOR AND CGC HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Termination. Subject to Section 4 hereof, this Guarantee, and the obligations of Guarantor hereunder, shall terminate upon the earlier of (i) the payment in full and performance of all of the Guaranteed Obligations and (ii) termination of the Letter Agreement and the CGC LLC Agreement and the termination or dissolution of the Company.

15. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be construed in order to carry out the provisions hereof. The invalidity or unenforceability of any provision of this Guarantee in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. If enforcement of the liability of Guarantor under this Guarantee for the full amount of the Guaranteed Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of Guarantor hereunder shall be reduced to the highest amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

16. [RESERVED]

17. Entire Agreement. This Guarantee and the Letter Agreement and CGC LLC Agreement contain the entire agreement with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations or warranties between CGC, Ormat, and Guarantor.

18. Taxes. Except as otherwise required by applicable law, each payment required to be made by Guarantor hereunder shall be made without deduction or withholding for or on account of taxes. If such deduction or withholding is so required, Guarantor shall, upon notice thereof from CGC or Ormat, (i) pay the amount required to be deducted or withheld to the appropriate authorities before penalties attach thereto or interest accrues thereon, (ii) on or before the 60th day after payment of such amount, forward to CGC or Ormat an official receipt evidencing such payment (or a certified copy thereof), and (iii) in the case of any such deduction or withholding, forthwith pay to CGC or Ormat such additional amount as may be necessary to ensure that the net amount actually received by CGC or Ormat is free and clear of any taxes, as the case may be, including, without limitation, any taxes on such additional amount, and is equal to the amount that CGC or Ormat would have received had there been no such deduction or withholding.

19. Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of a breach of the Guaranteed Obligations, each of CGC and Ormat is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness or any other amount at any time owing, payable, or distributable to or for the account of Guarantor, against and on account of the obligations of Guarantor under this Guarantee, irrespective of whether or not CGC or Ormat shall have made any demand hereunder and although said obligations, or any of them, shall be contingent or unmatured.

20. Construction. This Guarantee has been freely and fairly negotiated between the parties, each with the benefit of legal counsel. If an ambiguity or question of intent or interpretation arises, this Guarantee will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either party because of the authorship of any provision of this Guarantee.

21. Survival. All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Guarantee shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Guarantee and the Letter Agreement and the CGC LLC Agreement.

22. Headings. Section headings have been inserted in this Guarantee as a matter of convenience and for reference only and it is agreed that such section headings are not a part of this Guarantee and shall not be used in the interpretation of any provision of this Guarantee.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

NEVADA GEOTHERMAL POWER INC.

By: /s/ Brian Fairbank
Name: Brian D. Fairbank
Title: President